Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PIONEER HI-BRED INTERNATIONAL, INC.,

an Iowa corporation and a wholly-owned subsidiary of

E.I. du Pont de Nemours and Company (“Pioneer”),

TANGO MERGER SUB, INC.,

a Delaware corporation and a wholly-owned

subsidiary of Pioneer (“Sub”),

MAXYGEN, INC.,

a Delaware corporation (“Maxygen”)

and

VERDIA, INC.,

a Delaware corporation, and a wholly-owned

subsidiary of Maxygen (“Verdia”)

Dated June 2, 2004

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF DEFINED TERMS

Section
Agreement	Preamble
Acquisition Proposal	5.2(a)
Adverse Consequences	6.10(d)
Affiliate	10.2(a)(vi)
Aggregate Preferred Cash Payment	2.2
Ancillary Agreements	8.4
CERCLA	3.21(a)(i)
Certificate	2.8(a)
Certificate of Merger	1.1
Certificates	2.8(a)
Closing	1.2
Closing Date	1.2
COBRA	3.23(e)
Code	3.22(k)
Common Cash Payment	2.3
Confidentiality Agreement	6.5
Constituent Corporations	1.3(a)
D&PL	6.13
DeltaMax Assumption Agreement	6.14(a)(i)
DeltaMax Collaboration Agreement	6.13
DeltaMax Financial Statements	3.6
DGCL	1.1
Dissenting Shares	2.7
Dissenting Stockholder	2.7
DuPont	Preamble
Effective Time	1.1
Environmental Laws	3.21(a)(i)
ERISA	3.23(a)
ERISA Affiliate	3.23(a)
Governmental Entity	3.4
Hazardous Materials	3.21(a)(ii)
HIPAA	3.23(e)
HSR	3.4
Indemnification Claim	8.5(b)
Indemnitee	8.5(a)
Indemnitor	8.5(a)
Individuals	3.28(a)(ii)
Insignificant Agriculture Business	6.8(a)
Intellectual Property	3.12(a)
Intercompany Payables	6.15
Interim Balance Sheet	6.15
Material Adverse Effect	10.2(a)(v)
Material Contract	3.16(b)
MaxyAg License Agreement	3.12(c)
Maxygen	Preamble

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INDEX OF DEFINED TERMS

(continued)

Section
Maxygen Group	8.3(a)
Maxygen Intellectual Property	3.12(c)
Maxygen Losses	8.3(a)
Merger	Recitals
Merger Consideration	2.5
Non-asserted Parties	6.9
Pioneer	Preamble
Pioneer Group	8.2(a)
Pioneer Losses	8.2(a)
Pre-Closing Period	5.1
Pre-Closing Tax Period	6.10(c)
Preferred Cash Payment	2.2
Privacy Statements	3.28(a)(ii)
RCRA	3.21(a)(i)
Remaining Stockholders	2.8(b)
Returns	3.22(b)
Section 338(h)(10) Election	6.10(a)(i)
Significant Agriculture Business	6.8(a)
Software Programs	3.12(w)
Sub	Preamble
Surviving Corporation	1.3(a)
Tax	3.22(a)
Taxes	3.22(a)
Terms and Conditions	3.28(a)(iii)
Third Party Claim	8.6
Third Party Intellectual Property	3.12(d)
Verdia	Preamble
Verdia Balance Sheet	3.9
Verdia Balance Sheet Date	3.8
Verdia Common Stock	2.3
Verdia Disclosure Schedule	3.1
Verdia Employee Plans	3.23(a)
Verdia Employees	6.3
Verdia Financial Statements	3.6
Verdia Intellectual Property	3.12(b)
Verdia Intellectual Property Licenses	3.12(q)
Verdia Option Plan	2.4
Verdia Options	2.4
Verdia Preferred Stock	2.2
Verdia Sites	3.28(a)(i)
Verdia’s Current Facilities	3.21(b)
Verdia’s Facilities	3.21(b)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 2, 2004, by and among Pioneer Hi-Bred International, Inc. (“Pioneer”), an Iowa corporation and a wholly-owned subsidiary of E.I. du Pont de Nemours and Company (“DuPont”), Tango Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pioneer (“Sub”), Maxygen, Inc., a Delaware corporation (“Maxygen”) and Verdia, Inc., a Delaware corporation and a wholly-owned subsidiary of Maxygen (“Verdia”).

RECITALS

WHEREAS, the Boards of Directors of Pioneer, Sub, Maxygen and Verdia deem it advisable and in the best interests of each corporation and the stockholders of their respective companies that Sub and Verdia combine in order to advance the long-term business interests of Pioneer, Maxygen and Verdia; and

WHEREAS, the combination of Sub and Verdia shall be effected by the terms of this Agreement through a transaction (the “Merger”) in which Sub will merge with and into Verdia and Verdia will become a wholly-owned subsidiary of Pioneer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”), in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), shall be prepared and duly executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(a)) and thereafter delivered to the Secretary of State of the State of Delaware for filing in accordance with the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified by the parties (the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 1:00 p.m., Pacific Time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or such other date as may be agreed by Pioneer and Maxygen (the “Closing Date”), at the offices of Gray Cary Ware & Freidenrich LLP at 2000 University Avenue, East Palo Alto, California, unless another place is agreed to by Pioneer and Maxygen.

Section 1.3 Effects of the Merger.

(a) At the Effective Time (i) Sub shall be merged with and into Verdia (the “Surviving Corporation”) and the separate existence of Sub shall cease, (ii) by virtue of the Merger and without any action on the part of the holder of any shares of Verdia capital stock or Verdia Options (as defined in Section 2.4) the actions described in Section 2.1, Section 2.2, Section 2.3, Section 2.4 and Section 2.6 shall automatically occur, (iii) the Certificate of Incorporation of Verdia, as the Surviving Corporation, shall be amended and restated to read the same as the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, except that Article First of such amended and restated Certificate of Incorporation shall read as follows: “First: The name of the corporation is Verdia, Inc.,” and (iv) the Bylaws of Verdia, as the Surviving Corporation, shall be amended and restated to read the same as the Bylaws of Sub as in effect immediately prior to the Effective Time, except that all references in such bylaws to Sub shall be changed to refer to Verdia, Inc. Sub and Verdia are sometimes referred to herein as the “Constituent Corporations.”

(b) At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Verdia and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Verdia and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

Section 2.2 Verdia Preferred Stock. Each issued and outstanding share of Series A Preferred Stock of Verdia (the “Verdia Preferred Stock”), if not converted into Common Stock prior to the Effective Time, shall be converted into the right to receive a cash payment of $5.00 per share (the “Preferred Cash Payment”). The amount determined by multiplying (x) the total number of shares of Verdia Preferred Stock issued and outstanding immediately prior to the Effective Time, by (y) the Preferred Cash Payment shall be referred to herein as the “Aggregate Preferred Cash Payment.”

Section 2.3 Verdia Common Stock. Each issued and outstanding share of Verdia Common Stock (“Verdia Common Stock”) other than Dissenting Shares (as defined in Section 2.7) shall be converted into the right to receive the amount calculated by dividing (x) (a) the

Merger Consideration (as defined in Section 2.5) less (b) the Aggregate Preferred Cash Payment (if any) by (y) the total number of shares of Verdia Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares for which the holders have exercised rights of appraisal (the “Common Cash Payment”).

Section 2.4 Verdia Options. Pursuant to Section 13(c) of the Verdia 2003 Stock Plan (the “Verdia Option Plan”), Pioneer shall assume all stock options and stock purchase rights granted by Verdia pursuant to the Verdia Option Plan that are outstanding, unexercised and unexpired immediately prior to the Effective Time (“Verdia Options”). In accordance with Section 13(c) of the Verdia Option Plan, each Verdia Option assumed by Pioneer under this Agreement shall be converted to the right to acquire, subject to the same vesting schedule and other terms applicable to such Verdia Option, one or more cash payments equal in the aggregate to the amount determined by multiplying (x) the number of shares of Verdia Common Stock subject to such Verdia Option by (y) the excess, if any, of (a) the Common Cash Payment over (b) the exercise price per share of such Verdia Option. The Verdia Options so assumed by Pioneer shall cease, at the Effective Time, to represent a right to purchase shares of Verdia Common Stock and shall not represent after the Effective Time a right to acquire shares of the capital stock of the Surviving Corporation or of Pioneer.

Section 2.5 Merger Consideration. The “Merger Consideration” shall be equal to $64,000,000.

Section 2.6 Effect on Existing Capital Stock. Except as provided in Section 2.1, all shares of Verdia Common Stock and Verdia Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive cash upon the surrender of such certificate in accordance with the provisions of this Article II, without interest.

Section 2.7 Appraisal Rights. If any holders of Verdia capital stock exercise appraisal rights in connection with the Merger under applicable law, any shares of Verdia capital stock with respect to which such rights have been duly demanded and perfected (“Dissenting Shares”) shall not be converted into the right to receive the consideration described in Sections 2.2 and 2.3 but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable law. Verdia shall give Pioneer prompt notice of any demand received by Verdia for appraisal of or payment for Verdia capital stock, and Pioneer shall have the right to participate in all negotiations and proceedings with respect to such demand. Verdia agrees that, except with the prior written consent of Pioneer, or as required under applicable law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal or payment. Each holder of Dissenting Shares (a “Dissenting Stockholder”) who, pursuant to the provisions of applicable law, becomes entitled to payment of the fair value of any shares of Verdia capital stock shall receive payment therefor (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event that any holder of any shares of Verdia capital stock fails to make an effective demand for payment or otherwise loses his status as a Dissenting Stockholder, Pioneer shall, as of the later of the Effective Time of the Merger or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Stockholder of his certificate or certificates representing shares of Verdia capital stock, the consideration to which such Dissenting Stockholder would have been entitled to under Sections 2.2 and 2.3 of this Agreement.

Section 2.8 Exchange of Certificates. The procedures for exchanging outstanding shares of Verdia Common Stock for the Common Cash Payments and Verdia Preferred Stock for the Preferred Cash Payments pursuant to the Merger are as follows:

(a) Exchange Procedures for Maxygen. At the Closing, Maxygen shall deliver to Pioneer a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Verdia Common Stock and Verdia Preferred Stock (each a “Certificate,” and collectively, the “Certificates”) evidencing all the shares of Verdia Common Stock and Verdia Preferred Stock held by Maxygen, together with a duly executed letter of transmittal that shall be in such form as Pioneer and Verdia may reasonably specify, and Pioneer shall deliver the amounts provided for in Section 2.2 and Section 2.3 by wire transfer of immediately available funds, to an account designated by Maxygen prior to the Closing.

(b) Exchange Procedures for Remaining Stockholders. With respect to stockholders of Verdia other than Maxygen (“Remaining Stockholders”), at the Closing, or promptly following the Effective Time, Pioneer shall cause to be delivered or mailed to each Remaining Stockholder whose shares were converted into the right to receive a Common Cash Payment or Preferred Cash Payment, as applicable, (i) a letter of transmittal, which shall be in such form and have such other provisions as Pioneer and Verdia may reasonably specify, and (ii) instructions for the use of such letter of transmittal in effecting the surrender of the Certificates in exchange for the Common Cash Payment or Preferred Cash Payment. Upon surrender of a Certificate for cancellation to Pioneer or to such agent as may be appointed by Pioneer, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration which such holder has the right to receive pursuant to Section 2.2, Section 2.3 and this Section 2.7(b). The Certificates so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Verdia Common Stock or Verdia Preferred Stock that is not registered in the transfer records of Verdia, the consideration to which the holder is entitled may be paid to a transferee if the Certificate representing such Verdia Common Stock or Verdia Preferred Stock is presented to Pioneer accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable Common Cash Payment or Preferred Cash Payment.

(c) No Further Ownership Rights. As of the Effective Time, the applicable Preferred Cash Payment or Common Cash Payment payable in accordance with the terms hereof shall be deemed to constitute full satisfaction of all rights pertaining to such shares of Verdia Common Stock and Verdia Preferred Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Verdia Common Stock or Verdia Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.8.

(d) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Pioneer shall pay in exchange for such lost, stolen or destroyed Certificate the consideration payable pursuant to the provisions of this Article II. Pioneer may in its discretion and as a condition precedent to such payments, require the owner of such lost, stolen or destroyed Certificate to provide to Pioneer an indemnity agreement against any claim that may be made against Pioneer with respect to the Certificate alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS OF VERDIA AND MAXYGEN

Maxygen and Verdia represent and warrant, jointly and severally, to Pioneer and Sub as follows:

Section 3.1 Representations and Warranties. Verdia and Maxygen represent and warrant, jointly and severally, to Pioneer and Sub that the statements contained in this Article III are true and correct, except as disclosed in a document delivered by Verdia to Pioneer on the date hereof referring to the representations and warranties in this Agreement (the “Verdia Disclosure Schedule”). The information and disclosures contained in each section of the Verdia Disclosure Schedule (including, where the disclosure references a document, the contents of that document) shall qualify the corresponding section (or subsection) of the Merger Agreement and any other section (or subsection) of the Merger Agreement where a review of the information and disclosure (including, where the disclosure references a document, review of the document) would reasonably result in a conclusion that the information and disclosure should also qualify such other section (or subsection) of the Merger Agreement.

Section 3.2 Organization, Standing and Power. Verdia is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Verdia has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2) on Verdia. Verdia has delivered or made available to Pioneer a true and correct copy of the Certificate of Incorporation and Bylaws of Verdia, each as amended to date. Verdia is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Verdia does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.3 Authority. Verdia has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Verdia subject only to the approval of the Merger by Verdia’s stockholders. The Board of Directors of Verdia has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the stockholders of Verdia and is on terms that are fair to such stockholders; and (c) recommended that the stockholders of Verdia approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Verdia and assuming due execution and delivery by the other parties thereto, constitutes the valid and binding obligation of Verdia enforceable against Verdia in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

Section 3.4 No Conflicts. The execution and delivery of this Agreement by Verdia does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Verdia, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Verdia or any of its properties or assets, in the case of this clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Verdia. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Verdia in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger, as provided in Section 1.1; and (b) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and the termination or expiration of any waiting period applicable to the Merger under the HSR Act.

Section 3.5 Governmental Authorization. Verdia has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of any Governmental Entity (a) pursuant to which Verdia currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Verdia’s business or the holding of any such interest and all of such authorizations are in full force and effect, except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Verdia.

Section 3.6 Financial Statements. Schedule 3.6 contains Verdia’s unaudited balance sheet as of December 31, 2002, December 31, 2003 and March 31, 2004, and the related statement of operations for each of the fiscal years ended December 31, 2002 and December 31, 2003, and for the three-month period ended March 31, 2004 (collectively, the “Verdia Financial Statements”). Verdia has also delivered to Pioneer the audited financial statements for DeltaMax Cotton LLC for the year ended August 31, 2003, and the unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for DeltaMax Cotton LLC for the seven-month period ended March 31, 2004 (collectively, the “DeltaMax Financial Statements”). The Verdia Financial Statements and the DeltaMax Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, to Verdia’s and Maxygen’s knowledge, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Verdia Financial Statements fairly present the financial condition and operating results of Verdia, and the DeltaMax Financial Statements fairly present the financial condition and operating results of DeltaMax Cotton LLC, as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Verdia Financial Statements and DeltaMax Financial Statements.

Section 3.7 Capital Structure. The authorized capital stock of Verdia consists of (i) 27,000,000 shares of Common Stock, of which there are 1,001,000 shares issued and outstanding, and (ii) 12,000,000 shares of Preferred Stock, of which 11,000,000 shares are designated as Series A Preferred Stock. There are 11,000,000 shares of Series A Preferred Stock issued and outstanding, convertible into 11,000,000 shares of Verdia Common Stock. All outstanding shares of Verdia Common Stock and Verdia Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Verdia or any agreement to which Verdia is a party or by which it is bound. There are 1,440,000 shares of Common Stock reserved for issuance under the Verdia Option Plan, of which 1,340,500 shares are subject to outstanding options or stock purchase rights and 99,500 shares are reserved for the future grant of options or stock purchase rights. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding four sentences (including those set forth in the Verdia Option Plan and the corresponding stock option agreements), there are no other options, warrants, calls, rights, commitments or agreements of any character to which Verdia is a party or by which it is bound, obligating Verdia to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Verdia capital stock or obligating Verdia to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Verdia Common Stock issuable upon conversion of the Verdia Preferred Stock or upon exercise of the options or stock purchase rights described in this Section 3.7, will be, when issued pursuant to the respective terms of such Preferred Stock, options, stock purchase rights or warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Verdia capital stock (a) between or among Verdia and any of its stockholders; and (b) to Verdia’s knowledge, between or among any of Verdia’s stockholders. All shares of outstanding Verdia Common Stock and Verdia Preferred Stock and rights to acquire Verdia capital stock were issued in compliance with all applicable federal and state securities laws.

Section 3.8 Absence of Certain Changes. Since December 31, 2003 (the “Verdia Balance Sheet Date”), Verdia has conducted its business in the ordinary course consistent with past practice and there has not occurred:

(a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Verdia;

(b) any acquisition, sale or transfer of any material asset of Verdia other than in the ordinary course of business and consistent with past practice;

(c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Verdia or any revaluation by Verdia of any of its assets;

(d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Verdia or any direct or indirect redemption, purchase or other acquisition by Verdia of any of its shares of capital stock;

(e) any Material Contract (as defined in Section 3.16) entered into by Verdia, other than in the ordinary course of business and as provided or made available to Pioneer, or any material amendment or termination of, or default under, any Material Contract to which Verdia is a party or by which it is bound;

(f) any amendment or change to the Certificate of Incorporation or Bylaws of Verdia;

(g) any contract or agreement entered into between Verdia and Maxygen;

(h) any increase in or modification of the compensation or benefits payable or to become payable by Verdia to any of its directors or employees; or

(i) any agreement by Verdia to do any of the things described in the preceding clauses (a) through (h).

Section 3.9 Absence of Undisclosed Liabilities. Verdia has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Verdia as of the Verdia Balance Sheet Date (the “Verdia Balance Sheet”); (b) those incurred in the ordinary course of business and not required to be set forth in the Verdia Balance Sheet under generally accepted accounting principles; (c) those incurred in the ordinary course of business since the Verdia Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement. Notwithstanding the above, this Section 3.9 shall not apply to any obligation or liability in respect of any Intellectual Property.

Section 3.10 Litigation. To Verdia’s and Maxygen’s knowledge, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to Verdia’s and Maxygen’s knowledge, threatened against Verdia or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Verdia, or any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a

Material Adverse Effect on Verdia. All litigation to which Verdia is a party (or, to the Verdia’s knowledge, threatened to become a party) is described in Section 3.10 of the Verdia Disclosure Schedule.

Section 3.11 Restrictions on Business Activities. There is no noncompete agreement, judgment, injunction, order or decree binding upon Verdia that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Verdia, any acquisition of property by Verdia or the conduct of business by Verdia as currently conducted by Verdia.

Section 3.12 Intellectual Property.

(a) All trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, and all goodwill associated with any of the foregoing, provisional and/or utility patent applications thereof (including, without limitation, divisions, renewals, continuations in whole or in part, substitutions and patents of addition thereof), and any letters patent and/or registrations issuing on any of the foregoing (including without limitation, all reissues, renewals, extensions, confirmations, re-registrations, re-examinations, re-validations, supplementary protection certificates and/or other governmental actions that extend the term of any such letters patent), and any and all foreign counterparts of any of the foregoing, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials throughout the world are hereinafter referred to as “Intellectual Property.”

(b) “Verdia Intellectual Property” means all Intellectual Property owned in whole or in part by Verdia.

(c) “Maxygen Intellectual Property” means all Intellectual Property owned in whole or part by Maxygen and licensed to Verdia pursuant to the Maxygen/MaxyAg License Agreement, effective March 30, 2002, as amended by Amendment No. 1, effective April 25, 2002, and Amendment No. 2 to be executed as of the Effective Time (the “MaxyAg License Agreement”).

(d) “Third Party Intellectual Property” means all Intellectual Property owned by a third party that is either (i) licensed to Verdia, or (ii) licensed to Maxygen and sublicensed by Maxygen to Verdia pursuant to the MaxyAg License Agreement.

(e) Schedule 3.12(e) contains a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications existing worldwide that are within the Verdia Intellectual Property, and includes any oppositions, interferences, and all due dates known to Maxygen or Verdia as of May 28, 2004 and as updated thereafter until the Closing Date, for further filings, maintenance fees, payments or other actions falling due within six (6) months of the Closing Date. All of such patents, patent applications, registered trademarks, and trademark applications, and registered copyrights are in good standing with all fees and filings due having been duly made or will be made by Verdia through the Closing Date. All pending patent applications in which a decision has been made to abandon the pending patent application are identified in Schedule 3.12(e). All issued patents and trademarks listed on Schedule 3.12(e) were timely prosecuted. Where required by applicable law, for the applicable patents and patent applications listed in Schedule 3.12(e), all relevant and noncumulative prior art of which Maxygen or Verdia is aware has been filed in each issued patent, or will be filed in each applicable patent application, in the appropriate governmental offices so as to comply with the duty of candor before the United States Patent and Trademark Office, and any similar disclosure requirements of which Maxygen and Verdia are aware, or have been informed by foreign patent counsel are necessary to meet in any other governmental office in which any of the Verdia Intellectual Property has been filed.

(f) Schedule 3.12(f)(i) contains a true and complete list of all patents and patent applications existing worldwide that are within the Maxygen Intellectual Property whether solely or co-owned by Maxygen and prosecuted by Maxygen or Verdia. All of such patents and patent applications are in good standing with all fees and filings due having been duly made or shall be made through the Closing Date. All pending patent applications in which a decision has been made to abandon the pending application are identified in Schedule 3.12(f)(i). All issued patents listed on Schedule 3.12(f)(i) have been timely prosecuted. Where required by applicable law, for the applicable patents and patent applications listed in Schedule 3.12(f)(i), all relevant and noncumulative prior art of which Maxygen or Verdia is aware has been filed in each issued patent, or will be filed in each applicable patent application, in the appropriate governmental offices so as to comply with the duty of candor before the United States Patent and Trademark Office, and any similar disclosure requirements of which Maxygen and Verdia are aware, or have been informed by foreign patent counsel are necessary to meet in any other governmental office in which any of the Maxygen Intellectual Property listed in Schedule 3.12(f)(i) has been filed.

Schedule 3.12(f)(ii) contains a true and complete list of all patents and patent applications existing worldwide that are within the Maxygen Intellectual Property that are solely or co-owned by Maxygen and prosecuted by a party other than Maxygen or Verdia, with identification of the party prosecuting such applications. To the knowledge of Maxygen, all of such patents and patent applications are in good standing with all fees and filings due having been duly made through the Closing Date. All pending patent applications in which a decision has been made to abandon the pending application are identified in Schedule 3.12(f)(ii). To the knowledge of Maxygen, all issued patents have been timely prosecuted. To the knowledge of Maxygen, where required by applicable law, for the applicable patents and patent applications listed in Schedule 3.12(f)(ii), all relevant and noncumulative prior art of which Maxygen and/or the co-owner(s) is/are aware has been filed in each issued patent, or will be filed in each applicable patent application, in the appropriate governmental offices so as to comply with the duty of candor before the United States Patent and Trademark Office, and any similar disclosure requirements of which Maxygen and Verdia are aware, or have been informed by foreign patent counsel are necessary to meet in any other governmental office in which any of the Maxygen Intellectual Property listed in Schedule 3.12(f)(ii) has been filed.

Schedule 3.12(f)(iii) contains a true and complete list of all patents and patent applications existing worldwide that are within the Maxygen Intellectual Property and prosecuted by Verdia alone, or jointly with Codexis, whether solely or co-owned by Maxygen, and all due dates known to Maxygen or Verdia for such patent and patent applications as of May 28, 2004 and as updated thereafter until the Closing Date, for further filings, maintenance fees, payments or other actions falling due within six (6) months of the Closing Date.

(g) Schedule 3.12(g) contains a true and complete list of all patents and patent applications existing worldwide that are within the Third Party Intellectual Property and are prosecuted by Maxygen or by a Third Party that has kept Maxygen informed of the details regarding the prosecution of the relevant patents and patent applications, including without limitation, the abandonment of pending applications or the filing of additional ones. In addition, the agreements listed on Schedule 3.12(m) identify the patents and patent applications that are within the Third Party Intellectual Property. Neither Verdia nor Maxygen has any knowledge that any of the patents within the Third Party Intellectual Property have been abandoned, dedicated to the public or been held invalid or unenforceable.

(h) Maxygen possesses sufficient rights to enforce or defend all patents solely owned by Maxygen within the Maxygen Intellectual Property. Schedule 3.12(h)(i) sets forth the party(ies) that, as of the Effective Time, have a right of enforcement of patents within the Maxygen Intellectual Property. Maxygen’s rights to enforce or defend any patent within the Third Party Intellectual Property are set forth in the applicable third party agreements listed in Schedule 3.12(h)(ii). Schedule 3.12(h)(ii) also identifies any party other than Maxygen or Verdia that, to the knowledge of either Maxygen or Verdia, have a right of enforcement of the patents within the Third Party Intellectual Property.

(i) Verdia owns or co-owns good, valid and marketable title for all Verdia Intellectual Property free and clear of all mortgages, pledges, liens, security interests or conditional sales agreements. Prior to the Closing, Maxygen shall use reasonable efforts to ensure that title for all Verdia Intellectual Property shall be in the name of the rightful owner. Schedule 3.12(i)(a) lists all patents and patent applications (except provisional patent applications) within the Verdia Intellectual Property that are being prosecuted by Verdia or Maxygen, whether solely owned by Verdia or co-owned with another party, that require further action to satisfy all formal requirements to record title or any other ownership interest in the name of Verdia or MaxyAg, Inc. in the United States Patent and Trademark Office, and in the case of foreign filings, by filing such documents as Verdia and Maxygen have been informed by its foreign patent counsel are necessary to meet such requirements for the applicable patent application. Schedule 3.12(i)(b) lists all patents and patent applications (except provisional patent applications) within the Verdia Intellectual Property that are not being prosecuted by Verdia or Maxygen, and as to these, the identity of the party prosecuting such patents and patent applications. Promptly after Closing, Maxygen shall use all reasonable efforts to assist Verdia and/or Pioneer in satisfying all formal requirements to record title or other ownership interest in the name of Verdia in the appropriate government offices.

(j) Maxygen owns or co-owns good, valid and marketable title for all Maxygen Intellectual Property listed on Schedule 3.12(f) (i) and (ii), free and clear of all mortgages, pledges, liens, security interests or conditional sales agreements. Prior to the Closing, Maxygen shall use reasonable efforts to ensure that title for all Maxygen Intellectual Property shall be in the name of the rightful owner. Schedule 3.12(j) lists all patents and patent applications (except provisional patent applications) in the Maxygen Intellectual Property for which title has not been recorded in the United States Patent and Trademark Office in the name of Maxygen.

(k) Neither Verdia nor Maxygen have any knowledge of any defects in any of the issued patents within the Verdia Intellectual Property and/or Maxygen Intellectual Property that would reasonably be expected to cause such patents to be held invalid or unenforceable. To their knowledge, both Maxygen and Verdia have complied with the duty of candor due to the U.S. Patent and Trademark Office with respect to all issued United States patents, or will comply with respect to all United States patent applications, within the Maxygen Intellectual Property and/or Verdia Intellectual Property, as applicable.

(l) There are no pending legal proceedings, including but not limited to interferences and oppositions, relating to patents or patent applications within the Verdia Intellectual Property or Maxygen Intellectual Property, and to the knowledge of Maxygen and Verdia, no such legal proceedings are threatened or contemplated by any Governmental Entity or any other person, except in connection with the prosecution of the patent applications within the Verdia Intellectual Property and the Maxygen Intellectual Property or as listed in Schedule 3.12(l).

(m) The parties and date of each license agreement in effect as of the Effective Time that provide licenses to Verdia or Maxygen to Intellectual Property within the Third Party Intellectual Property are set forth in Schedule 3.12(m), other than such licenses or agreements relating to use of third party software.

(n) All agreements entered by Verdia and Maxygen in effect as of the Effective Time that provide licenses under the Verdia Intellectual Property, Maxygen Intellectual Property or Third Party Intellectual Property to a third party in the MaxyAg Field (as defined in the MaxyAg License Agreement) are listed on Schedule 3.12(n). Except as listed on Schedule 3.12(n), there are no other agreements to which Maxygen or Verdia is a party that limit Verdia’s ability to practice its licenses in the Verdia Intellectual Property or the Maxygen Intellectual Property in the MaxyAg Field.

(o) All third party agreements entered by Verdia and/or Maxygen that provide licenses to Enabling Technology and/or Product Technology (as defined in the MaxyAg License Agreement) to third parties for commercial exploitation outside the MaxyAg Field, including without limitation, those referred to in Section 2.1.4, 2.2, 2.8 and 2.12 of the MaxyAg License Agreement, are listed on Schedule 3.12(o).

(p) No licenses, sublicenses, covenants or agreements, other than those listed in Schedule 3.12(n), (o), or (v) have been granted or entered into by Verdia or Maxygen with respect to any of the Verdia Intellectual Property or Maxygen Intellectual Property, including any trade secret, affecting Verdia’s rights in the MaxyAg Field (as defined in the MaxyAg License Agreement). To the knowledge of Maxygen and Verdia, no director, officer or employee of Verdia or Maxygen owns, directly or indirectly, in whole or in part, any Verdia Intellectual Property, including, without limitation, any trade secret. To the knowledge of Verdia and Maxygen, none of Verdia’s or Maxygen’s directors, officers or employees have, during their employment with Verdia or Maxygen, entered into any agreement in their personal capacity relating to Verdia’s business regarding know-how, trade secrets, assignment or license of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any person other than Verdia or Maxygen, except on behalf of Verdia or Maxygen in connection with the advancement of Maxygen’s agriculture business that is now Verdia’s business.

(q) Verdia has the right to assign, transfer and sell its rights in the Verdia Intellectual Property, subject to the terms of the MaxyAg License Agreement. To the knowledge of Verdia and Maxygen, each of the licenses transferring rights to Maxygen or Verdia under Verdia Intellectual Property, Maxygen Intellectual Property or Third Party Intellectual Property (collectively, the “Verdia Intellectual Property Licenses”) is valid, binding and is enforceable in accordance with its terms against the parties thereto, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. Each of Verdia and Maxygen has, to their knowledge, performed all obligations imposed upon them under each of the Verdia Intellectual Property Licenses, as applicable, and neither Verdia nor Maxygen have breached any of the Verdia Intellectual Property Licenses such that Verdia could reasonably be expected to be found liable for damages for such a breach or cause termination of any of the Verdia Intellectual Property Licenses. Neither Verdia nor Maxygen, nor to the knowledge of Verdia or Maxygen, any other party thereto, are in default of the Verdia Intellectual Property Licenses, nor, to Verdia’s or Maxygen’s knowledge, is there any event that with notice or lapse of time, or both, would constitute a default thereunder which could reasonably be expected to cause Verdia to be found liable for damages for such a breach or to cause termination of any of the Verdia Intellectual Property Licenses. Neither Verdia nor Maxygen have received notice that any party to any of the Verdia Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. To the knowledge of Verdia and Maxygen, the licensor of any Verdia Licensed Intellectual Property has a perfected interest in the intellectual property underlying such Verdia Licensed Intellectual Property.

(r) To their knowledge, neither Verdia, nor Maxygen, nor any of their Affiliates have at any time, including the present, infringed, misappropriated, or made any unlawful use within the MaxyAg Field of any proprietary Intellectual Property owned or controlled by a third party, including without limitation, any trade secret, know how, material, or issued, unexpired patent (excluding any patent that an experienced patent attorney with skill in the applicable art, after conducting a reasonable analysis, forms an opinion concluding that such patent would or should be found invalid and/or unenforceable and/or not infringed, which opinion would reasonably be expected to be judged competent). Neither Verdia nor Maxygen has received any notice or other communication (in writing or otherwise) of any claim of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or controlled by any third party in connection with Verdia’s activities. Except as listed on Schedule 3.12(r), no lawsuits (i) challenging the validity of any issued patent within the Verdia Intellectual Property or the Maxygen Intellectual Property, or the ownership by

Verdia of any of the Verdia Intellectual Property or the ownership by Maxygen of any of the Maxygen Intellectual Property, (ii) challenging any of the licenses which transfer rights to Maxygen or Verdia under Third Party Intellectual Property or (iii) asserting that the use, of any Verdia Intellectual Property or Maxygen Intellectual Property for making, use, reproduction, manufacturing, distribution, licensing, sublicensing or sale of products by Verdia infringes or will infringe on any intellectual property or other proprietary right of any person, have, to the knowledge of Verdia and Maxygen, been filed or threatened against Verdia, Maxygen or, to the knowledge of Maxygen, any other affiliate or subsidiary of Maxygen. Neither Verdia nor Maxygen have any knowledge of unauthorized use, infringement or misappropriation of any of the Verdia Intellectual Property or Maxygen Intellectual Property by any third party, employee or former employee.

(s) Except as provided on Section 3.12(s), Verdia has not entered into any agreement to indemnify any other person against any charge of infringement of any Verdia Intellectual Property or Maxygen Intellectual Property. Verdia and Maxygen have identified or disclosed to Pioneer all third party patents of which Verdia or Maxygen is aware for which they have requested or obtained a written opinion from outside counsel as to whether or not such patents could be an impediment to Verdia’s business in the MaxyAg Field.

(t) All Verdia Intellectual Property that was not acquired by assignment from Maxygen has been developed by full-time employees or independent contractors of Verdia within the scope of his or her employment or consulting with Verdia who are under a written agreement obligating the employee to assign all rights in any invention made within the scope of their employment or consulting to Verdia. All current and former officers and employees of Verdia and Maxygen have executed and delivered to Verdia or Maxygen an agreement regarding the protection of proprietary information and the assignment to Verdia or Maxygen of any intellectual property arising from services performed for Verdia by such persons, the form of which has been supplied to Pioneer. All current and former consultants and independent contractors to Verdia or Maxygen have executed and delivered to Verdia or Maxygen an agreement (in the form provided to Pioneer or its counsel) regarding the protection of proprietary information, and the assignment to Verdia or Maxygen of any Verdia Intellectual Property arising from services performed for Verdia by such persons. To the knowledge of Verdia and Maxygen, no employee or independent contractor of Verdia is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement insofar as it could create a reasonable claim of ownership by any party other than Verdia or Maxygen in any inventions made by such employee or independent contractor while employed by or conducting services for Verdia or Maxygen. To the knowledge of Verdia and Maxygen, no current or former officer, director, employee, consultant or independent contractor of Verdia has any right, claim or interest in or with respect to any Verdia Intellectual Property or Maxygen Intellectual Property.

(u) Neither Verdia nor Maxygen is, or as a result of the execution or delivery of this Agreement, or performance of Verdia’s or Maxygen’s obligations hereunder, will be, in violation of any license, sublicense, agreement or instrument to which Verdia or Maxygen is a party or otherwise bound. Other than for the agreements listed on Schedule 3.12(u)(a), the execution or delivery of this Agreement, or performance of Verdia’s or Maxygen’s obligations hereunder, will not constitute a breach, cause the material diminution, termination or forfeiture of

Verdia’s rights in any Verdia Intellectual Property or Maxygen Intellectual Property. Schedule 3.12(u)(b) lists all license agreements for Third Party Intellectual Property under which Verdia has been licensed as an Affiliate of Maxygen and will no longer have a license as an Affiliate of Maxygen as of the Closing Date, or under which Verdia may retain a license by obtaining appropriate consents.

(v) Maxygen and Verdia have at all times maintained procedures to protect all trade secrets of Verdia and Maxygen, consistent with the legal requirements for maintaining the enforceability of Verdia’s and Maxygen’s trade secrets. Verdia has disclosed trade secrets to other persons solely as required for the conduct of Verdia’s business and solely under nondisclosure agreements that, to the knowledge of Verdia, are enforceable by Verdia and, upon the Closing, to Verdia’s knowledge, will be enforceable by Verdia in accordance with their terms. With respect to Maxygen Intellectual Property, Maxygen has disclosed trade secrets to other persons solely as required for the conduct of Maxygen’s business and solely under nondisclosure agreements that, to the knowledge of Maxygen, are enforceable by Maxygen and, upon the Closing, to Maxygen’s knowledge, will be enforceable by Maxygen in accordance with their terms. Neither Verdia nor Maxygen is under any contractual or other obligation to disclose any proprietary information relating to the Verdia or Maxygen Intellectual Property, including any trade secret, except pursuant to the nondisclosure agreements entered into in the ordinary course of business or pursuant to the agreements listed on Schedules 3.12(n) or 3.12(o). Schedule 3.12(v) lists all non-disclosure agreements entered into by Verdia or Maxygen with respect to Verdia or Maxygen Intellectual Property in the MaxyAg Field.

(w) Schedule 3.12(w) contains a true and complete list of all of the internally developed software programs of Verdia and Maxygen (the “Software Programs”). Maxygen owns full and unencumbered right and good, valid and marketable title to such Software Programs. The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence, (ii) have been disclosed by Verdia or Maxygen only to their employees and/or consultants on a need to know basis in connection with the performance of their duties on behalf of Verdia or Maxygen, and (iii) to Verdia’s and Maxygen’s knowledge, have not been disclosed to any third party except to Maxygen’s Affiliates. To Verdia’s and Maxygen’s knowledge, the Verdia Software Programs contain no “viruses”. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.

(x) Schedule 3.12(x) contains a complete list of all Third Party Intellectual Property agreements under which Verdia has or may have a continuing royalty obligation, milestone payment or other financial obligation. Neither Verdia nor Maxygen owe any past due royalty obligation, milestone payment or other financial obligation to third parties with respect of Third Party Intellectual Property.

(y) Maxygen has licensed to Verdia in the MaxyAg License Agreement the right to practice the Enabling Technology, Product Technology and related Know-How within the MaxyAg Field. Maxygen does not possess any other Intellectual Property rights, including rights in any patent or patent application, that could be asserted now or in the future by Maxygen against Verdia or any of its post-Closing Affiliates that would prevent Verdia or any of its post- Closing Affiliates from practicing the full extent of the licenses granted to Verdia under the MaxyAg License Agreement.

Section 3.13 Interested Party Transactions. Verdia is not indebted to any director, officer, employee or agent of Verdia (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Verdia. There have been no transactions during the two-year period ending on the date hereof that would require disclosure if Verdia were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

Section 3.14 Minute Books. The minute book of Verdia contains a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Verdia through the date of this Agreement.

Section 3.15 Complete Copies of Materials. Verdia has delivered or made available true and complete copies of each document that has been requested by Pioneer or its counsel in connection with their due diligence review of Verdia.

Section 3.16 Material Contracts.

(a) All of Verdia’s Material Contracts (as defined below) are listed in Section 3.16 of the Verdia Disclosure Schedule. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Verdia, and, to Verdia’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity; and (iii) neither Verdia nor, to Verdia’s knowledge, any other party is in breach or default of a material provision thereof, and no event has occurred that with notice or lapse of time would constitute a breach or default of a material provision thereof by Verdia or, to Verdia’s knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.

(b) For purposes of this Agreement, “Material Contract” means any contract, agreement or commitment to which Verdia is a party (i) with expected receipts or expenditures in excess of $50,000; (ii) required to be listed pursuant to 3.12(m), (n), (o),(u)(a), (u)(b) and (x); (iii) requiring Verdia to indemnify any Person (other than customary indemnities in agreements entered into in the ordinary course of business (such as purchase orders)); (iv) granting any exclusive license rights in or to the Verdia Intellectual Property or Maxygen Intellectual Property; (v) evidencing indebtedness for borrowed or loaned money of $50,000 or more, including guarantees of such indebtedness; or (vi) that could reasonably be expected to have a Material Adverse Effect on Verdia if breached by Verdia in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time);

(B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Verdia; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

Section 3.17 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Verdia Financial Statements are valid, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and are to Verdia’s knowledge not subject to valid defenses, set-offs or counter claims. The accounts receivable are collectible in accordance with their terms in the ordinary course of business.

Section 3.18 Collaboration Partners and Suppliers. Since Verdia’s inception, no collaboration partner has canceled or otherwise terminated, or made any written threat to Verdia to cancel or otherwise terminate its relationship with Verdia. Since the Verdia Balance Sheet Date, no collaboration partner has decreased materially its usage of the services of Verdia, and to Verdia’s knowledge no collaboration partner has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Verdia or to decrease materially its usage of the services of Verdia, as the case may be. Verdia has not knowingly breached, so as to provide a benefit to Verdia that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any collaboration partner or supplier of Verdia.

Section 3.19 Employees and Consultants. Section 3.19 of the Verdia Disclosure Schedule or a letter delivered to Pioneer by Verdia contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees and consultants of Verdia, including any employees of Maxygen who work for the exclusive benefit of Verdia, together with their respective salaries or wages, other compensation, dates of employment and positions.

Section 3.20 Title to Property. Verdia has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Verdia Balance Sheet or acquired after the Verdia Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Verdia Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; and (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. The plants, property and equipment of Verdia having a depreciated cost of at least $5,000.00 that are used in the operations of Verdia’s business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Verdia are reflected in the Verdia Balance Sheet to the extent required by generally accepted accounting principles. All leases to which Verdia is a party are in full force and effect and are valid, binding and enforceable obligations of Verdia in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. True and correct copies of all such leases have been provided to or made available to Pioneer. Verdia owns no real property.

Section 3.21 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.21(a)(ii)), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) Verdia is and has been in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Verdia at any time (collectively, “Verdia’s Facilities;” such properties or facilities currently used, leased or occupied by Verdia are defined herein as “Verdia’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Verdia’s Facilities that may or will give rise to liability of Verdia under Environmental Laws. To Verdia and Maxygen’s knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Verdia’s Current Facilities. To Verdia and Maxygen’s knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Verdia’s Current Facilities. To Verdia and Maxygen’s knowledge, no Verdia employee or other person has claimed that Verdia is liable for alleged injury or illness resulting from an alleged exposure to a

Hazardous Material. No civil, criminal or administrative action, proceeding or, to Verdia and Maxygen’s knowledge, investigation is pending against Verdia, or, to Verdia and Maxygen’s knowledge, threatened against Verdia, with respect to Hazardous Materials or Environmental Laws; and neither Verdia nor Maxygen is aware of any facts or circumstances that could form the basis for assertion of a material claim against Verdia that would reasonably be expected to be successful on its merits or that could form the basis for liability of Verdia, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

(c) Verdia or Maxygen has maintained complete and accurate records documenting the proper handling, monitoring, disposal and potential claims in connection with any Hazardous Materials present on the Verdia Facilities while Maxygen or Verdia occupied such facilities, and has delivered or made available such records to Pioneer.

Section 3.22 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b) Verdia has prepared and timely filed or will file all returns, estimates, information statements and reports required to be filed by Verdia with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Verdia or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable law;

(c) Verdia, as of the Effective Time, (i) will have paid or provided for all Taxes shown to be payable on such Returns covered by Section 3.22(b), and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

(d) There is no Tax deficiency outstanding or assessed or, to Verdia’s knowledge, proposed against Verdia that is not reflected as a liability on the Verdia Balance Sheet unless incurred in the ordinary course of business since the Verdia Balance Sheet Date, nor has Verdia executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e) Verdia has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Verdia Balance Sheet, whether asserted or unasserted, contingent or otherwise and Verdia has no knowledge of any basis for the assertion of any such liability attributable to Verdia, its assets or operations;

(f) Verdia is not a party to any tax-sharing agreement or similar arrangement with any other party, and Verdia has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

(g) Verdia’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Verdia has not been notified of any request for such an audit or other examination;

(h) Except for the affiliated group of corporations of which Maxygen is the common parent corporation, Verdia has never been a member of an affiliated group of corporations filing a consolidated U.S. federal income tax return;

(i) Verdia has no (i) Tax exemption, Tax holiday or other Tax-sparing arrangement in any jurisdiction nor (ii) any expatriate tax programs or policies affecting Verdia;

(j) Verdia has made available to Pioneer copies of all Returns filed for all periods since Verdia’s inception;

(k) Verdia has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code (the “Code”);

(l) Verdia is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Verdia that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Verdia or Sub by virtue of Sections 280G, 404 or 162(m) of the Code;

(m) Verdia has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method, except any such adjustment that is required as a result of transactions contemplated by this Agreement;

(n) Verdia has not received any notice from any taxing authority in any jurisdiction where Verdia has not filed Returns that Verdia may be subject to taxation in that jurisdiction; and

(o) Except for DeltaMax Cotton, LLC, Verdia has never been a party to any joint venture, partnership or other agreement that would reasonably be expected to be treated as a partnership for Tax purposes.

Section 3.23 Employee Benefit Plans.

(a) List of Benefits. Section 3.23 of the Verdia Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as

amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Verdia and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Verdia within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Verdia or with respect to which Verdia or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Verdia Employee Plans”). Verdia has never, whether formally or informally, adopted or maintained any Verdia Employee Plan for the benefit of employees outside the United States.

(b) Documents. Verdia has furnished or made available to Pioneer true and complete copies of documents embodying each of the Verdia Employee Plans and related documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Verdia Employee Plan that is subject to ERISA reporting requirements, Verdia has provided or made available copies of the Form 5500 reports filed for the last three plan years. Verdia has furnished or made available to Pioneer the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Verdia Employee Plan, and to Verdia’s knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Verdia Employee Plan subject to Code Section 401(a).

(c) Compliance. (i) Each Verdia Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Verdia; and Verdia and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Verdia Employee Plans; (ii) any Verdia Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Verdia Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Verdia Employee Plan for which Verdia or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA or otherwise; (v) all contributions required to be made by Verdia or any ERISA Affiliate to any Verdia Employee Plan have been paid or accrued; (vi) with respect to each Verdia Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) each Verdia Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Verdia Employee Plan; (viii) no suit, administrative proceeding, action or other litigation has been brought, or to the Verdia’s knowledge is threatened, against or with respect to any such Verdia Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (ix) there has been no amendment to, written interpretation or announcement by Verdia or any ERISA Affiliate that would materially increase the expense of maintaining any Verdia Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Verdia Financial Statements.

(d) No Title IV or Multiemployer Plan. Neither Verdia nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Verdia or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Verdia Employee Plan, Verdia has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Verdia. Verdia has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Verdia or any ERISA Affiliate to severance benefits or any other similar payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Verdia Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee. No benefit payable or that may become payable by Verdia pursuant to any Verdia Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Verdia Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Pioneer or Verdia other than ordinary administration expenses typically incurred in a termination event.

Section 3.24 Employee Matters. Verdia is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to Verdia’s knowledge, reasonably expected or threatened, between Verdia, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Verdia’s knowledge, reasonably expected or threatened, against Verdia under any workers’ compensation plan or policy. Verdia has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Verdia is not a party to any collective bargaining agreement or other labor union contract, nor does Verdia know of any activities or proceedings of any labor union to organize its employees. Verdia has provided or will provide all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

Section 3.25 Insurance. Verdia has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Verdia. There is no material claim pending under any of such policies or bonds respecting Verdia as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Verdia is otherwise in compliance with the terms of such policies and bonds. Verdia has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.26 Compliance With Laws. Verdia has complied in all material respects with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business. Notwithstanding the above, this Section 3.26 shall not relate to any claim related to patent infringement or trade secret misappropriation.

Section 3.27 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Maxygen or Verdia in connection with the Merger, this Agreement or any transaction contemplated hereby.

Section 3.28 Privacy Policies and Web Site Terms and Conditions.

(a) For purposes of this Section 3.28:

(i) “Verdia Sites” means all of Verdia’s public sites on the World Wide Web.

(ii) “Privacy Statements” means, collectively, any and all of Verdia’s privacy policies published on the Verdia Sites or otherwise made available by Verdia regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Verdia Sites (“Individuals”); and

(iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Verdia Sites governing Individuals’ use of and access to the Verdia Sites.

(b) A Privacy Statement is posted and is accessible to Individuals at all times on each Verdia Site. The Privacy Statements include notice to Individuals about Verdia’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information.

(c) Verdia complies with the Privacy Statements as applicable to any given set of personal information collected by Verdia from Individuals. Verdia does not knowingly collect information from children under the age of thirteen. Verdia does not sell, rent or otherwise make available to third parties any personal information submitted by Individuals.

(d) All versions of the Privacy Statements are attached hereto in Section 3.28 of the Verdia Disclosure Schedule.

(e) Verdia is not a party to any Material Contract, or is subject to any other obligation that, following the Effective Time, would prevent Pioneer and/or its Affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(f) The Terms and Conditions are posted and are accessible to Individuals on the Verdia Site. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.

Section 3.29 International Trade Matters. Verdia is, and at all times has been, in compliance with and has not been and is not in material violation of any International Trade Law (defined below), including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Verdia has no basis to expect, nor has it or to its knowledge any person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law.

“International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

Section 3.30 Representations Complete. None of the representations or warranties made by Verdia and Maxygen herein or in any Schedule or Exhibit hereto, including the Verdia Disclosure Schedule, or certificate furnished by Verdia pursuant to this Agreement, when all such documents are read together in their entirety, contain, or will contain at the Effective Time, any untrue statement of a material fact, or to Verdia’s and Maxygen’s knowledge omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PIONEER AND SUB

Pioneer and Sub represent and warrant, jointly and severally, to Verdia and Maxygen as follows:

Section 4.1 Organization. Each of Pioneer and Sub is a corporation duly organized, validly existing and in good standing under the laws of Iowa and Delaware, respectively, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its ability to perform its obligations hereunder.

Section 4.2 Authority; No Conflict; Required Filings and Consents.

(a) Pioneer and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other transaction documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other transaction documents to which Pioneer or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Pioneer and Sub, respectively. This Agreement and the other transaction documents to which Pioneer and/or Sub are or will be parties have been or will be duly executed and delivered by Pioneer and/or Sub and, assuming their due execution and delivery by the other parties thereto, constitute or will constitute the valid and binding obligations of Pioneer and/or Sub, enforceable against Pioneer and/or Sub, as the case may be, in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(b) The execution and delivery by Pioneer and Sub of this Agreement and the other transaction documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Pioneer or Sub, or (ii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pioneer or Sub or any of its or their properties or assets, except for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a material adverse effect on their ability to perform their obligations hereunder.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Pioneer or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.1, (ii) such filings as may be required under the HSR Act and the termination or expiration of any waiting period applicable to the Merger under the HSR Act, and (iii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME.

Section 5.1 Conduct of Business of Verdia. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), Verdia agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Pioneer): (a) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes; (c) to pay or perform other obligations when due; and (d) to use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Verdia agrees to promptly notify Pioneer of (a) any event or occurrence not in the ordinary course of Verdia’s business, and of any event that could reasonably be expected to have a Material Adverse Effect on Verdia; and (b) any change in its capitalization as set forth in Section 3.7. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Verdia Disclosure Schedule, Verdia shall not do, cause or permit any of the following, without the prior written consent of Pioneer:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options or stock purchase rights outstanding pursuant to the Verdia Employee Plans as of the date of this Agreement and (ii) the issuance of shares of its Common Stock pursuant to the conversion of shares of its Preferred Stock pursuant to the Verdia Certificate of Incorporation;

(e) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property; provided that Verdia shall be allowed to fulfill its contractual obligations existing as of the date of this Agreement;

(f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Verdia’s products or Verdia Intellectual Property;

(g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole;

(h) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(i) Agreements. Enter into, terminate or amend, in a manner that will adversely affect the business of Verdia, (i) any agreement outside the ordinary course involving the obligation to pay or the right to receive $10,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Verdia products or (iii) any other agreement material to the business of Verdia or that is or would be a Material Contract;

(j) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $25,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Verdia Balance Sheet or incurred in the ordinary course of business since the Verdia Balance Sheet Date that would have been reflected or reserved against in the Verdia Balance Sheet had they been incurred prior to the Verdia Balance Sheet Date;

(k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate;

(l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(m) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(n) Employee Benefit Plans; New Hires; Pay Increases. Amend any Verdia Employee Plan or adopt any plan that would constitute a Verdia Employee Plan except in order to comply with applicable laws or regulations, or hire any new employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees;

(o) Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer or (ii) except for payments made pursuant to written agreements or written severance policies outstanding on the date hereof and disclosed on the Verdia Disclosure Schedule, to any other employee;

(p) Lawsuits. Commence a lawsuit other than (i) in such cases where Verdia in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Verdia’s business, provided that it consults with Pioneer prior to the filing of such a suit or (ii) for a breach of this Agreement;

(q) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(r) Taxes. Other than in the ordinary course of business or as may be required by a Governmental Entity or taxing authority, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles; or

(t) Other. Take or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through (s) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

Section 5.2 No Solicitation.

(a) During the Pre-Closing Period, Verdia shall not, directly or indirectly through any officer, director, employee, stockholder, representative or agent of Verdia or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Verdia other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Verdia represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty. Notwithstanding the foregoing, this Section 5.2 shall not be interpreted to prevent Maxygen, directly or indirectly through any officer, director, employee, stockholder, representative or agent of Maxygen or otherwise from taking any action contemplated in this Section 5.2 insofar as the action relates to an acquisition of Maxygen, provided that any such action taken by Maxygen or its representatives shall not affect any rights and obligations of Maxygen or Verdia under this Agreement.

(b) Verdia shall notify Pioneer immediately (and no later than 24 hours) after receipt by Verdia or Maxygen (or their respective advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Verdia by any person or entity that informs Verdia that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

Section 5.3 Updates to Disclosure Schedule. During the Pre-Closing Period, Verdia or Maxygen shall promptly notify Pioneer in writing (by updating and delivering to Pioneer the Verdia Disclosure Schedule) of: (i) the discovery by Verdia or Maxygen of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Verdia or Maxygen in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the closing conditions set forth in Sections 7.1 or 7.2 impossible or unlikely. Without limiting the generality of the foregoing, Verdia or Maxygen shall promptly advise Pioneer in writing if it becomes aware of any material legal proceeding or material claim threatened, commenced or asserted against or with respect to Verdia or the Maxygen Intellectual Property. Unless otherwise agreed by Pioneer, no notification given to Pioneer pursuant to this Section 5.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Verdia or Maxygen contained in this Agreement;

provided, however, that Verdia or Maxygen shall be permitted to update Section 3.10 of the Disclosure Schedule (Litigation) without the prior consent of Pioneer upon the termination or expiration of the waiting period applicable to the Merger under the HSR Act as contemplated by Section 7.2(e)(ii) of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Public Disclosure. Pioneer and Verdia shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement. Pioneer acknowledges that Maxygen is required by U.S. securities law to file with the Securities and Exchange Commission a Current Report on Form 8-K as a result of the execution of this Agreement, and is required by Nasdaq listing rules to publicly disclose entry into this Agreement, which Form 8-K shall not be filed without Pioneer’s prior consent, which consent shall not be unreasonably withheld or delayed.

Section 6.2 Employment Matters.

(a) Each of the Verdia Employees listed on Schedule 6.2(a) has executed an Employment Agreement, such agreement to be conditioned upon consummation of the Merger.

(b) Prior to the Closing, Pioneer will make an offer of continued “at will” employment (on behalf of the Surviving Corporation) to each of the Verdia Employees (as defined in Section 6.3), such offers to be conditioned upon the consummation of the Merger.

Section 6.3 Prohibition on Solicitation and Hiring. From the date of this Agreement through the 2-year anniversary of the Closing Date, neither Maxygen nor any of its Affiliates shall hire or retain as an employee or consultant, or offer to hire or retain as an employee or consultant, or solicit the services of, any full-time employees of Verdia, or employees of Maxygen who work for the exclusive benefit of Verdia as of the date of this Agreement (collectively, the “Verdia Employees”) that accept offers of employment from Pioneer provided in accordance with Section 6.2(b) for any position unrelated to Verdia; provided, however, that nothing in this Section 6.3 shall prevent Maxygen and its Affiliates, after the 6-month anniversary of the Closing Date, from publishing a general advertisement or similar notice in any newspaper or trade or industry publication and hiring or retaining as an employee or consultant any Verdia Employee who responds to such general advertisement without any solicitation by Maxygen or its Affiliates or any of their respective directors or officers.

Section 6.4 Access to Information.

(a) Verdia shall afford Pioneer and its accountants, counsel and other representatives, access during normal business hours during the Pre-Closing Period to (i) all of Verdia’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Verdia as Pioneer may reasonably request.

(b) Subject to compliance with applicable law, during the Pre-Closing Period, each of Verdia and Pioneer shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

Section 6.5 Confidentiality. The parties acknowledge that DuPont and Verdia have previously executed a Non-Disclosure Agreement dated June 1, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms. Notwithstanding the terms of the Confidentiality Agreement, subject to Section 6.1 of this Agreement, Maxygen may make such disclosures regarding this Agreement and the transaction contemplated in this Agreement as it reasonably concludes are required by applicable securities laws and Nasdaq listing rules. The parties shall also be permitted to disclose information previously publicly disclosed pursuant to mutual consent as may be required by applicable securities laws and Nasdaq listing rules.

Section	6.6 Regulatory Approval; Further Assurances.

(a) Each party shall use all reasonable efforts (or cause their respective ultimate parent) to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, Verdia and Pioneer shall cause their respective ultimate parent, promptly after the date of this Agreement, to prepare and file the notifications required under the HSR Act in connection with the Merger. Verdia and Pioneer shall and they shall cause their ultimate parents to respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documents and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Verdia and Pioneer will and they will cause their ultimate parents to consult and cooperate with one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to HSR or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to HSR or any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of Verdia and Pioneer will permit and will cause their ultimate parents to permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding. Pioneer and Verdia shall each cause their respective ultimate parent to request early termination of the HSR Act waiting period.

(b) Verdia, Maxygen and Pioneer shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the Pre-Closing Period. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

Section 6.7 Verdia Options.

(a) At the Effective Time, each Verdia Option, whether vested or unvested, will be assumed by Pioneer. Section 6.7 of the Verdia Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of Verdia Options, including the number of shares of Verdia Common Stock subject to each such option or stock purchase right, the exercise or vesting schedule, the exercise price per share and the term of each such option or stock purchase right. On the Closing Date, Verdia shall deliver to Pioneer an updated Section 6.7 of the Verdia Disclosure Schedule current as of such date. Each Verdia Option assumed by Pioneer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Verdia Option Plan and any other document governing such option or stock purchase right immediately prior to the Effective Time, except that: (i) such Verdia Option will be exercisable for one or more cash payments equal in the aggregate to an amount determined by multiplying (x) the number of shares of Verdia Common Stock subject to such Verdia Option by (y) the excess, if any, of (a) the Common Cash Payment, over (b) the exercise price per share of such Verdia Option and (ii) any restriction on the exercisability of such Verdia Option will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Verdia Option will remain unchanged. Such cash payments shall be subject to the withholding of all applicable income and employment withholding taxes. Consistent with the terms of the Verdia Option Plan and the documents governing the outstanding options and stock purchase rights under the Verdia Option Plan, the Merger will not terminate any of the outstanding Verdia Options or accelerate the exercisability or vesting of such Verdia Options or such cash payments upon Pioneer’s assumption thereof in the Merger. Within 10 business days after the Effective Time, Pioneer will issue to each person who, immediately prior to the Effective Time, was a holder of an outstanding Verdia Option under the Verdia Option Plan a document in form and substance satisfactory to Maxygen evidencing the foregoing assumption.

Section 6.8 Noncompetition.

(a) Except as expressly provided for in the MaxyAg License Agreement, neither Maxygen nor any of its Affiliates shall, during the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, directly or indirectly engage in activities within the MaxyAg Field, as that term is defined in the MaxyAg License Agreement, or authorize any third party to directly or, to Maxygen’s knowledge, indirectly engage in activities within the MaxyAg Field, anywhere in the world. The foregoing restriction shall include, without limitation, a prohibition from (1) any investment of cash or other property or loan in an entity with a Significant Agricultural Business, and (2) entering into any spin-off transaction, acquisition (except as provided below), joint venture, strategic alliance, license, cross license or other similar business arrangement in the MaxyAg Field. In the event that Maxygen is acquired (whether through (i) sale of substantially all of its assets, or (ii) merger, sale of stock or otherwise pursuant to which the stockholders of Maxygen immediately prior to such transaction hold less than a majority of the voting securities of the surviving or acquiring corporation after such transaction), the restrictions set forth in this section shall continue to apply to Maxygen, but shall not apply to the acquiring entity. In the event that Maxygen acquires all or any portion of another entity that has an Insignificant Agriculture Business, the restrictions set forth in this section shall continue to apply to Maxygen, but shall not apply to the acquired entity. Nothing in this Section 6.8 shall be construed to expand or limit the rights acquired or licensed to the Surviving Corporation or Pioneer in connection with the transactions contemplated by this Agreement. For the purposes of this Section 6.8 an entity has a “Significant Agriculture Business” if at least 30% of its business activities (based on headcount, revenue, expenses or income) is devoted to agricultural businesses. For the purposes of this Section 6.8 an entity has an “Insignificant Agriculture Business” if it is engaged in the agriculture business but does not have a Significant Agricultural Business.

(b) The parties acknowledge and agree that the covenants set forth in Section 6.8(a) above are reasonable, and a material and substantial part of this Agreement. Because of the difficulty of measuring economic losses to the nonbreaching party as a result of a breach of the restrictive covenants set forth in Section 6.8(a) above, and because of the potential immediate and irreparable damage that could be caused to the nonbreaching party by such breach, for which monetary damages may not be a sufficient remedy, the parties agree that in addition to all other remedies that may be available to the nonbreaching party at law or in equity, the nonbreaching party shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of such restrictive covenant.

Section 6.9 Non-Assertion. Effective upon the Closing, neither Maxygen nor any of its Affiliates will Assert (as defined below) any Intellectual Property right against the Surviving Corporation or Pioneer, its subsidiaries, affiliates, licensees, sublicensees or customers (collectively, the “Non-asserted Parties”) to prevent or restrict the Non-asserted Parties from practicing the Enabling Technology, the Product Technology and the related Know-How (as such terms are defined in the MaxyAg License Agreement) in the MaxyAg Field to the full extent of the licenses granted to Verdia under the MaxyAg License Agreement; provided, however, that the right of the Surviving Corporation’s or Pioneer’s customers to practice the Enabling Technology, the Product Technology and the related Know-How as set forth in this Section 6.9 shall be limited to the Enabling Technology, Product Technology or related Know-How that such customer purchases from another Non-asserted Party. The provisions of this Section 6.9 shall extend to all patents and other Intellectual Property owned or controlled by Maxygen as of the Closing Date as well as any Intellectual Property acquired by Maxygen after the Closing Date except as described below. In the event that Maxygen is acquired (whether through (i) a sale of substantially all of its assets, or (ii) a merger, sale of stock or otherwise pursuant to which the stockholders of Maxygen immediately prior to such transaction hold less than a majority of the voting securities of the surviving or acquiring corporation after such transaction), the provisions set forth in this Section 6.9 shall continue to apply to Maxygen. In such case Maxygen shall also require such acquiring party to maintain the non-assert hereunder for the MaxyAg Field insofar as the Intellectual Property of Maxygen being non-asserted hereunder existed as of the date Maxygen was acquired. For purposes of this Section 6.9, the term “Assert” means an action brought by Maxygen or its Affiliates and any successor entity (to the extent provided for in the preceding sentence) of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part.

Section 6.10 Tax Matters.

(a) Section 338(h)(10) Election.

(i) The parties agree that Maxygen, Verdia, DuPont and Pioneer shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively a “Section 338(h)(10) Election”) with respect to the Merger. Maxygen will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Pioneer and Verdia against any Adverse Consequences (as defined below) arising out of any failure to pay such Tax. Maxygen will also pay any state, local, or foreign Tax (and indemnify Pioneer and Verdia against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Code Section 338(g) (or that results from the making of an election under Code Section 338(g)) with respect to the Merger.

(ii) The parties to this Agreement agree that the Merger Consideration and the liabilities of Verdia (plus other relevant items) will be allocated to the assets of Verdia for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder. Pioneer, Verdia and Maxygen shall file all Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

(b) Responsibility for Filing Tax Returns for Periods through Closing Date.

(i) For all taxable periods ending on or before the Closing Date, Maxygen shall cause Verdia to join in Maxygen’s consolidated U.S. federal income tax return and, in jurisdictions requiring separate reporting from Maxygen, to file separate company state and local income tax returns. All such Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law or by a Governmental Entity or taxing authority. Pioneer shall have the right to review and comment on any Return schedules applicable to Verdia that are prepared by Maxygen. Pioneer shall cause Verdia to furnish information to Maxygen as reasonably requested by Maxygen to allow Maxygen to satisfy its obligations under this section in accordance with past custom and practice.

(ii) Maxygen shall include the income of Verdia (including any deferred items triggered into income by Treas. Reg. Section 1.1502-13 and any excess loss account taken into income under Treas. Reg. Section 1.1502-19) on Maxygen’s consolidated U.S. federal income tax returns for all periods through the Closing Date and pay any U.S. federal income Taxes attributable to such income.

(iii) Verdia and Pioneer shall consult and cooperate with Maxygen as to any elections to be made on returns of Verdia for periods ending on or before the Closing Date provided such Returns have not been filed prior to the date hereof. At Maxygen’s request, Pioneer shall cause Verdia to make or join with Maxygen in making any election if the making of such election does not have a Material Adverse Effect on Pioneer or Verdia for any post-acquisition Tax period.

(iv) Pioneer shall cause Verdia to file income Tax Returns or shall include Verdia in its combined or consolidated income Tax Returns, for all periods other than periods ending on or before the Closing Date.

(c) Tax Indemnity. Maxygen shall indemnify Pioneer and Verdia and hold them harmless from and against (i) all income Taxes (or the non-payment thereof) of Verdia for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”); (ii) any and all Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any liability of Verdia under Treas. Reg. Section 1.1502-6 (or similar provisions of state, local or foreign law), for Taxes properly allocable to Maxygen or any member of Maxygen’s affiliated group other than Verdia; and (iii) any and all income Taxes of any person (other than Verdia) imposed on Verdia as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; provided, however, that in the case of clauses (i) and (iii) above, Maxygen shall be liable only to the extent such income Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the most recent balance sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

(d) Adverse Consequences. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

Section 6.11 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. Without limiting the generality of the foregoing, Maxygen will provide to Pioneer all financial and accounting records that shall be reasonably requested by Pioneer for the purpose of preparing financial statements of Verdia for any period, or as of any date, prior to the Effective Time. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 6.12 Expenses. Except as specifically provided herein, each party to this Agreement shall each pay its transaction expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated, including without limitation, legal, accounting, financial advisory and consulting fees, HSR notification fees and other out-of-pocket expenses.

Section 6.13 Notice to Delta and Pine Land Company. As soon as practicable after the Effective Date, Pioneer shall cause the Surviving Corporation to inform Delta and Pine Land Company (“D&PL”), in writing, of the satisfaction of the release conditions set forth in Section 11.2.3(a) of the Collaboration Agreement, dated May 22, 2002, by and among Verdia (then known as MaxyAg, Inc.), Maxygen, D&PL and DeltaMax Cotton, LLC (the “DeltaMax Collaboration Agreement”) and shall provide therewith sufficient supporting documentation for D&PL to be able to verify that the release conditions have been satisfied.

Section 6.14 Execution of Ancillary Agreements.

(a) Pioneer shall execute and deliver on the Closing Date:

(i) The Assumption Agreement in the form attached as Exhibit A wherein Pioneer assumes Maxygen’s obligations under the DeltaMax Collaboration Agreement (the “DeltaMax Assumption Agreement”).

(b) Verdia shall execute and deliver on the Closing Date:

(i) Amendment No. 2 to the MaxyAg License Agreement in the form attached as Exhibit B;

(ii) The Transitional Services Agreement in the form attached as Exhibit C.

(iii) The Termination of Services Agreement in the form attached as Exhibit D.

(c) Maxygen shall execute and deliver on the Closing Date:

(i) Amendment No. 2 to the MaxyAg License Agreement in the form attached as Exhibit B;

(ii) The Transitional Services Agreement in the form attached as Exhibit C.

(iii) The Termination of Services Agreement in the form attached as Exhibit D.

Section 6.15 Payables to Maxygen. Pioneer shall reimburse, or shall cause Verdia to reimburse, Maxygen for (i) all payments made by Maxygen, whether before or after the Effective Time, on Verdia’s behalf to third party vendors, service providers and Verdia Employees, provided that, neither Verdia nor Maxygen shall make any payments during the Pre-Closing

Period to the Verdia Employees in connection with any accrued bonuses or accrued vacation owed to such Verdia Employees, and (ii) service and facilities fees payable under the Amended and Restated Services Agreement by and between Maxygen and Verdia (then known as MaxyAg, Inc.) effective as of January 1, 2003; provided, however, that all such amounts to be reimbursed pursuant to this Section 6.15 have been (A) accurately reflected on the Verdia balance sheet dated as of April 30, 2004, as such amounts may be adjusted in accordance with past practice, provided that any such adjustments do not exceed the aggregate amounts reflected on the Verdia balance sheet by more than $50,000, or (B) incurred subsequent to April 30, 2004, in which case such amounts were (x) incurred at the request of Verdia and/or (y) incurred in accordance with the terms of the Amended and Restated Services Agreement, and in each of the preceding clauses (i) and (ii), are accompanied with appropriate back-up documentation.

Section 6.16 Reimbursement for Exercised Options. Pioneer shall pay to Maxygen immediately after the Effective Time a reimbursement payment equal to the product of (i) the number of shares of Verdia Common Stock owned by stockholders other than Maxygen and Dissenting Stockholders as of the Closing Date and (ii) the Common Cash Payment.

Section 6.17 Sublease Agreement. Maxygen shall use commercially reasonable efforts to assist Pioneer and Verdia to obtain a sublease agreement for the occupation of Verdia’s Current Facilities on terms reasonably acceptable to Pioneer.

Section 6.18 Conversion of Verdia Preferred Stock. Maxygen shall, immediately prior to the Closing, convert into Verdia Common Stock, all shares of Verdia Preferred Stock owned by Maxygen as of such time.

Section 6.19 Physical Delivery of Agreements. As soon as practicable after the Closing Date, Maxygen shall use commercially reasonable efforts to provide to Pioneer, all contracts and agreements under which Verdia had or has rights or obligations, including without limitation, all agreements provided or made available to Pioneer as part of the due diligence materials and any confidential disclosure and/or material transfer agreements, and all other documents relating to the pre-closing operations of Verdia.

Section 6.20 Governmental Permits; Environmental Matters. Consistent with Sections 6.6 and 6.11, immediately following the execution of this Agreement, Maxygen, Pioneer and Verdia shall meet to discuss and shall cooperate to determine the most efficient way in which to obtain, in the name of Verdia (and/or the Surviving Corporation and/or Pioneer), all licenses, permits or other authorization of any Governmental Entity, including without limitation, those licenses, permits and authorizations contemplated by Section 3.5 hereof (collectively, the “Government Permits”) which are necessary for Pioneer and the Surviving Corporation to conduct the business of Verdia after the Closing Date as it is being conducted as of the date of this Agreement. As soon as practicable following such meeting, Verdia, Pioneer and Maxygen shall cooperate to prepare and submit any applications or other documentation, and take any steps deemed necessary or appropriate in accordance with the determinations made in the preceding sentence; provided, however, that no applications or documentation shall be submitted (i) by Verdia without Pioneer’s prior consent, and (ii) prior to Closing without Maxygen’s consent. Maxygen and Verdia agree to cooperate with Pioneer, before and after the Closing Date, to assist Pioneer with obtaining such Government Permits through the provision of such relevant information as is in the possession of, and reasonably available to, Maxygen and Verdia. Maxygen and Verdia shall, without charge to Pioneer, execute such documentation as reasonably required to facilitate the acquisition of such Government Permits by Verdia and Pioneer. In the event that circumstances require that certain of such Government Permits be held in the name of Maxygen but used by Verdia and/or the Surviving Corporation and/or Pioneer then Maxygen, Verdia, the Surviving Corporation and Pioneer shall negotiate in good faith and enter into agreements, as necessary, governing the respective responsibilities and liabilities of Maxygen, Verdia, the Surviving Corporation and Pioneer with respect to compliance with the terms, conditions, and requirements of such Government Permits. In the event that circumstances require that certain of such Government Permits be held in the name of Verdia and/or the Surviving Corporation and/or Pioneer but used by Maxygen then Maxygen, Verdia, the Surviving Corporation and Pioneer shall negotiate in good faith and enter into agreements, as necessary, governing the respective responsibilities and liabilities of Maxygen, Verdia, the Surviving Corporation and Pioneer with respect to compliance with the terms, conditions, and requirements of such Government Permits

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall be approved by the stockholders of Verdia by the requisite vote under applicable law and Verdia’s Certificate of Incorporation.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Pioneer, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approval. Pioneer, Verdia and Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of the Merger and the transactions contemplated hereby, other than filings and approvals relating to the Merger or affecting Pioneer’s ownership of Verdia or any of its properties if failure to obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time.

(d) HSR Waiting Period. The waiting period applicable to the Merger under the HSR shall have been terminated or shall have expired, and there shall be no commitment by Pioneer, Verdia or any of their respective subsidiaries to any Governmental Entity not to close the transactions contemplated hereby before a date certain.

(e) Amendment No. 2 to MaxyAg License Agreement. There shall have been executed and delivered to the parties Amendment No. 2 to the MaxyAg License Agreement in the form attached as Exhibit C.

(f) Transitional Services Agreement. There shall have been executed and delivered to the parties a Transitional Services Agreement in the form attached as Exhibit D. There shall have been executed and delivered to the parties a Termination Agreement in the form attached as Exhibit E.

Section 7.2 Additional Conditions to the Obligations of Pioneer and Sub. The obligations of Pioneer and Sub to consummate the Merger and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Pioneer:

(a) Representations and Warranties. The representations and warranties of Verdia and Maxygen in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), disregarding for the purposes of such determination any “Material Adverse Effect” or other materiality qualifiers set forth in such representations and warranties, except for such failures of such representations and warranties to be so true and correct as could not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on Verdia or (ii) if the representations and warranties are not true and correct at and as of the Closing due to pending or threatened third party litigation, a Material Adverse Effect on the Surviving Corporation and Pioneer.

(b) Performance of Obligations. Verdia shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers. Pioneer and Sub shall have received a certificate executed on behalf of Verdia by the chief executive officer and chief financial officer of Verdia certifying that the conditions set forth in Section 7.2(a) and 7.2(b) have been satisfied.

(d) Third Party Consents. All consents or approvals required to be obtained in order to consummate the Merger shall have been obtained and shall be in full force and effect.

(e) No Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action or a third party has commenced a legal proceeding or, in the case of Section 7.2(e)(ii), threatened in writing to commence a legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Pioneer, its parent or any of its subsidiaries, or Verdia, any damages or other relief that would reasonably be expected to result in a Material Adverse Effect on the Surviving Corporation and Pioneer, provided that this Section 7.2(e)(ii) shall cease to be a closing condition at such time that the waiting period applicable to the Merger under the HSR Act shall have been terminated or expired; or (iii) seeking to prohibit or limit in any material respect Pioneer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Verdia capital stock.

(f) Employees. As of the Closing, at least 80% of the employees listed on Schedule 7.2(f) shall have accepted offers of employment with the Surviving Corporation on terms reasonably satisfactory to Pioneer.

(g) No Material Adverse Change. There shall not have occurred after the date of this Agreement any event that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Verdia; provided, however, that none of the following, for purposes of this Section 7.2(g), shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes or effects that are primarily and directly caused by the execution and delivery of this Agreement and expected consummation of the transactions provided for herein or the performance of the pre-closing covenants set forth in this Agreement, (ii) changes in economic conditions in the economy generally or the agricultural biotech industry generally or the cotton industry specifically, (iii) changes in the financial condition of Verdia substantially as set forth in the Verdia 2004 budget and projected financial statements, all of which have been previously provided to Pioneer, (iv) changes or effects concerning Intellectual Property that is not owned by or licensed to Verdia, (v) casualty events covered in all material respects by insurance available to Verdia and (vi) litigation commenced by a third party after the date hereof; provided, that this preceding clause (vi) shall not limit or expand the rights and obligations of each of Pioneer, Verdia and Maxygen as contemplated by the provisions set forth in Section 7.2(e) above.

(h) Opinion. Counsel for Verdia shall have delivered to Pioneer an opinion in substantially the form as agreed between Pioneer and Maxygen prior the date hereof.

Section 7.3 Additional Conditions to Obligations of Verdia. The obligations of Verdia to consummate the Merger and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Maxygen:

(a) Representations and Warranties. The representations and warranties of Pioneer and Sub in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), disregarding for the purposes of such determination any “Material Adverse Effect” or other materiality qualifiers set forth in such representations and warranties, except for such failures of such representations and warranties to be so true and correct as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Pioneer’s or Sub’s ability to consummate the Merger and effect the transactions contemplated hereby.

(b) Performance of Obligations. Pioneer and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. Maxygen shall have received a certificate executed on behalf of Pioneer and Sub by an authorized officer of Pioneer and Sub, respectively, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Assumption of Maxygen Obligations Under the DeltaMax Collaboration Agreement. Pioneer shall have executed and delivered the DeltaMax Assumption Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. All representations and warranties made by Verdia or Maxygen contained in this Agreement or in any certificate, Schedule or Exhibit delivered in connection with this Agreement shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.

Section 8.2 Indemnification by Maxygen.

(a) Subject to the limitations set forth in this Article VIII and notwithstanding Section 8.3, Maxygen shall indemnify, defend and hold harmless Pioneer, its officers, directors, employees, agents and attorneys, all subsidiaries and affiliates of Pioneer, and the respective officers, directors, employees, agents and attorneys of such entities (all such persons and entities being collectively referred to as the “Pioneer Group”) from and against any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) (collectively, “Pioneer Losses”) that any member of the Pioneer Group may sustain or incur that are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Verdia (on or prior to the Closing) or Maxygen in this Agreement, the Verdia Disclosure Schedule or any Exhibit or Schedule to this Agreement, (ii) any breach by Maxygen of any of the following provisions of the DeltaMax Collaboration Agreement: the confidentiality provisions set forth in Article 13 (provided that such breach occurs during the period referred to in Section 13.2 of the DeltaMax Collaboration Agreement), the exclusivity provisions of Section 3.11.1 or Section 5.3.1, the covenant not to sue described in Section 5.3.2, and the representations in Section 8.2(d), (e) and (f) (except for those agreements listed on Schedule 3.12(u)(b) under which any rights flowing to Verdia cease, as result of the transformation of Verdia from an Affiliate of Maxygen to a wholly-owned subsidiary of Pioneer as a result of the transactions contemplated by this Agreement), (iii) any award against Maxygen pursuant to Section 15.2.8(a) of the DeltaMax Collaboration Agreement due to Maxygen’s willful breach of the terms of the DeltaMax Collaboration Agreement, or (iv) any willful misconduct or criminal actions of Maxygen or Verdia (prior to the Closing). For purposes of this Article VIII, it is understood and agreed that a finding or allegation of willful patent infringement shall not by itself give rise to “willful misconduct”.

(b) No member of the Pioneer Group shall be entitled to recover any Pioneer Losses unless the amount of Pioneer Losses with respect to any individual claim exceed $10,000 and unless the aggregate amount of all Pioneer Losses under all claims exceed $250,000; provided, however, that if the aggregate amount of all Pioneer Losses under all claims exceeds $250,000, the members of the Pioneer Group shall be entitled to recover the entire amount of all Pioneer Losses.

(c) In no event shall Maxygen be required to make any payment under this Article VIII in excess of $24,000,000.

(d) Nothing contained in this Article VIII shall limit, in any manner, any remedy at law or in equity to which any member of the Pioneer Group shall be entitled against Verdia or Maxygen as a result of willful fraud by Verdia or Maxygen or any of their respective representatives.

(e) The amount of Pioneer Losses shall be computed after giving effect to the receipt or availability of any insurance proceeds and tax benefits with respect thereto.

Section 8.3 Indemnification by Pioneer.

(a) Subject to the limitations set forth in this Article VIII and subject to Maxygen’s indemnification obligations set forth in Section 8.2, Pioneer shall indemnify, defend and hold harmless Maxygen, its officers, directors, employees, agents and attorneys, all subsidiaries and affiliates of Maxygen, and the respective officers, directors, employees, agents and attorneys of such entities (all such persons and entities being collectively referred to as the “Maxygen Group”) from and against any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) (collectively, “Maxygen Losses”) that any member of the Maxygen Group may sustain or incur that are caused by or arise out of (i) any breach of any of the covenants made by Pioneer or Sub in this Agreement, or any Exhibit or Schedule to this Agreement, (ii) Section 8.4(a)(i), Section 8.4(a)(iv), Section 9.1, Section 9.2, Section 9.3, 11.2.3(b) or Section 11.3 of the DeltaMax Collaboration Agreement, provided that any Maxygen Losses attributable to the time period prior to the Closing Date arising out of this Section 8.3(a)(ii) relate to a Patent Claim (as defined below), (iii) the operations or business of Verdia (including, without limitation, the business activities of Maxygen in agriculture prior to the establishment of MaxyAg, Inc. to the extent that such activities would have been within the scope of the MaxyAg Field) occurring before the Closing Date, provided that any Maxygen Losses arising out of this Section 8.3(a)(iii) relate to a Patent Claim and are not already subject to Pioneer’s indemnification of Maxygen pursuant to Section 8.3(a)(ii), or (iv) the operations or business of Verdia (including, without limitation, its participation in DeltaMax Cotton LLC (“DeltaMax”)) occurring on or after the Closing Date, provided that any Maxygen Losses arising out of this Section 8.3(a)(iv) are not already subject to Pioneer’s indemnification under Sections 8.3(a)(ii) or 8.3(a)(iii). For the purposes of this Section 8.3(a), “Patent Claim” means, for purposes of Section 8.3(a)(ii), any claim or allegation that Verdia, DeltaMax or Maxygen infringed any patent or published patent application in connection with the activities of

DeltaMax, and for purposes of Section 8.3(a)(iii), any claim or allegation that Verdia or Maxygen infringed any patent or published patent application in connection with the activities of Verdia or the activities of Maxygen in agriculture prior to the establishment of MaxyAg, Inc. to the extent that such activities would have been within the scope of the MaxyAg Field. Notwithstanding any other provision of this Section 8.3, Pioneer shall not be obligated to indemnify Maxygen for any Maxygen Losses arising out of (x) any intentional misrepresentation in connection with the representations and warranties of Verdia and Maxygen set forth in Article III of this Agreement, or (y) any willful misconduct or criminal actions of Maxygen or Verdia (prior to the Closing).

(b) Subject to the limitations set forth in this Article VIII and subject to Maxygen’s indemnification obligations set forth in Section 8.2, Pioneer shall indemnify, defend and hold harmless the Maxygen Group from and against one-half of any and all Maxygen Losses that any member of the Maxygen Group may sustain or incur that are caused by or arise out of (i) Section 8.4(a)(i), 8.4(a)(iv), Section 9.1, Section 9.2, Section 9.3, 11.2.3(b) or Section 11.3 of the DeltaMax Collaboration Agreement, provided that any Maxygen Losses attributable to the time period prior to the Closing Date arising out of this Section 8.3(b)(i) relate to an IP Claim (as defined below), (ii) the operations or business of Verdia (including, without limitation, the business activities of Maxygen in agriculture prior to the establishment of MaxyAg, Inc. to the extent that such activities would have been within the scope of the MaxyAg Field) occurring before the Closing Date, provided that any Maxygen Losses arising out of this Section 8.3(b)(ii) relate to an IP Claim and are not already subject to Pioneer’s indemnification of Maxygen pursuant to Section 8.3(b)(i), or (iii) the operations or business of Verdia (including, without limitation, its participation in DeltaMax) occurring on or after the Closing Date, provided that any Maxygen Losses arising out of this Section 8.3(b)(iii) are not already subject to Pioneer’s indemnification obligations under Sections 8.3(b)(i) or 8.3(b)(ii). For the purposes of this Section 8.3(b), “IP Claim” means, for purposes of Section 8.3(b)(i), any claim or allegation that Verdia, DeltaMax or Maxygen has violated any Intellectual Property right (excluding any Patent Claim subject to Section 8.3(a)) in connection with the activities of DeltaMax, and for purposes of Section 8.3(b)(ii), any claim or allegation that Verdia or Maxygen violated any Intellectual Property right (excluding any Patent Claim subject to Section 8.3(a)) in connection with the activities of Verdia or the activities of Maxygen in agriculture prior to the establishment of MaxyAg, Inc. to the extent that such activities would have been within the scope of the MaxyAg Field). Notwithstanding any other provision of this Section 8.3, Pioneer shall not be obligated to indemnify Maxygen for any Maxygen Losses arising out of (x) any intentional misrepresentation in connection with the representations and warranties of Verdia and Maxygen set forth in Article III of this Agreement, or (y) any willful misconduct or criminal actions of Maxygen or Verdia (prior to the Closing).

(c) No member of the Maxygen Group shall be entitled to recover any Maxygen Losses unless the amount of Maxygen Losses with respect to any individual claim exceed $10,000 and unless the aggregate amount of all Maxygen Losses under all claims exceed $250,000; provided, however, that if the aggregate amount of all Maxygen Losses under all claims exceeds $250,000, the members of the Maxygen Group shall be entitled to recover the entire amount of all Pioneer Losses.

(d) Nothing contained in this Article VIII shall limit, in any manner, any remedy at law or in equity to which any member of the Maxygen Group shall be entitled against Pioneer or Sub as a result of willful fraud by Pioneer or Sub or any of their respective representatives.

Section 8.4 Exclusive Remedy. The parties acknowledge and agree that, except in regard to claims related to the Ancillary Agreements, should the Merger occur, their sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transaction contemplated hereby, the business activities of Verdia or its assets or liabilities (other than claims of, or causes of action arising from, willful fraud) shall be pursuant to the indemnification provisions set forth in Section 8.2 and Section 8.3 and the tax indemnity provisions set forth in Section 6.10(c). As used in this Section 8.4, the term “Ancillary Agreements” means, collectively, the MaxyAg License Agreement, the Transitional Services Agreement, the DeltaMax Assumption Agreement and the Termination of Services Agreement.

Section 8.5 Procedures for Indemnification.

(a) As used in this Article VIII, the term “Indemnitee” means the member or members of the Pioneer Group or the Maxygen Group, as applicable seeking indemnity hereunder. As used in this Article VIII, the term “Indemnitor” means Pioneer if the Indemnitee is a member or members of the Maxygen Group and means Maxygen if the Indemnitee is a member of members of the Pioneer Group.

(b) A claim for indemnification hereunder (an “Indemnification Claim”) shall be made by the Indemnitee by delivery of a written notice signed by a representative of (i) Pioneer if the Indemnitee is a member or members of the Pioneer Group or (ii) Maxygen if the Indemnitee is a member or members of the Maxygen Group, in either case requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Pioneer Losses or Maxygen Losses and, in the case of a Third Party Claim (as defined in Section 8.6), containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim. No Indemnification Claim based on a breach of the representations and warranties contained in Section 3 may be made more than two years after the Effective Time; provided, however, that Indemnification Claims based on breaches of representations and warranties contained in Section 3.22 may be made at any time prior to the expiration of the applicable statute of limitations on the underlying third party tax claim.

(c) If the Indemnification Claim involves a Third Party Claim, the Indemnitee shall observe the procedures set forth in Section 8.6.

Section 8.6 Third Party Claims. Should any claim be made or suit or proceeding be instituted against an Indemnitee that, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article VIII (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a) The Indemnitee shall give the Indemnitor written notice of any such Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to the Indemnitee. The Indemnitee may participate in the defense through its own counsel at its own expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within 15 days after written notice of such claim has been delivered to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 8.6 that shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of the Indemnitee to furnish written notice to the Indemnitor of a Third Party Claim shall not release the Indemnitor from its obligations, including its defense right, hereunder, except to the extent it is prejudiced by such failure.

(b) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnitee or the Indemnitor or affiliates of either as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

(c) No settlement by the Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor has assumed the defense of a Third Party Claim as contemplated by this Section 8.6, no settlement of such Third Party Claim may be made by the Indemnitor without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

Section 8.7 Manner of Indemnification. Members of the Pioneer Group may enforce an Indemnification Claim against Maxygen. Members of the Maxygen Group may enforce an Indemnification Claim against Pioneer.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 9.1(b) through Section 9.1(d), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Pioneer and Maxygen;

(b) by either Pioneer or Maxygen if the Merger shall not have been consummated by August 31, 2004; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Pioneer or Maxygen if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by Pioneer or Maxygen, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Pioneer) or Section 7.3(a) or 7.3(b) (in the case of termination by Maxygen) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, there shall be no liability or obligation on the part of Pioneer, Maxygen, Verdia, Sub or their respective officers, directors, or stockholders, except in the case of Pioneer, Maxygen, Verdia or Sub to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 9 and 10 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the next business day after dispatch if sent by overnight delivery service, or (iii) upon dispatch if transmitted by facsimile transmission (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Pioneer, Sub or the Surviving Corporation, to:

Pioneer Hi-Bred International

400 Locust Street, Suite 700

Des Moines, IA 50306-3454

Attention: Daniel E. Jacobi

Tel: (515) 270-3200

Fax: (515) 270-3581

with a copy to each of:

E.I. du Pont de Nemours and Company

1007 Market Street

Wilmington, DE 19898

Attention: Nigel Pond

Tel: (302) 774-1625

Fax: (302) 773-7054

Gray Cary Ware & Freidenrich LLP

2000 University Avenue,

East Palo Alto, CA 94303-2248

Attention: Dennis C. Sullivan, Esq.

Tel: (650) 833-2000

Fax: (650) 833-2001

(b) if to Verdia (prior to the Closing), to

Verdia, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: John Bedbrook, President and CEO

Tel: (650) 298-5800

Fax: (650) 298-5356

with a copy to:

Maxygen, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: General Counsel

Tel: (650) 298-5488

Fax: (650) 298-5803

(c) if to Maxygen, to:

Maxygen, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: General Counsel

Tel: (650) 298-5488

Fax: (650) 298-5803

Section 10.2 Interpretation.

(a) For purposes of this Agreement

(i) When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

(ii) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation;”

(iii) The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

(iv) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement;

(v) Any reference to a “Material Adverse Effect” with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of such entity and its subsidiaries, taken as a whole;

(vi) Any reference to an “Affiliate” of a person shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with such person. For the purpose of this definition, “control” shall mean the direct or indirect ownership of greater than 50% of the outstanding shares or other voting rights of the subject entity to elect directors or equivalent governing body, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists, provided that, for purposes of this Agreement, unless otherwise provided, neither Codexis, Inc. nor DeltaMax shall be considered to be “Affiliates” of Maxygen.

(vii) Any reference to Maxygen’s “knowledge” means Maxygen’s actual knowledge after reasonable inquiry of its officers, directors and other employees (other than Verdia Employees) reasonably believed to have knowledge of such matters;

(viii) Any reference to Verdia’s “knowledge” means the knowledge of each of the Verdia Employees listed on Schedule 6.2(a), and to the extent related to Intellectual Property, to Norman Kruse and Sharon Fujita;

(ix) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.5 Entire Agreement. This Agreement, together with the Verdia Disclosure Schedule (as it may be updated under Section 5.3), the Confidentiality Agreement, the MaxyAg License Agreement and the Exhibits and other Schedules to this Agreement constitute the entire agreement among the parties concerning their subject matter and supersede all other prior or contemporaneous agreements and understandings, whether written or oral, among the parties respecting their subject matter.

Section 10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

Section 10.7 Arbitration.

(a) Proceeding. Any dispute under this Agreement (except any dispute relating to the validity, enforceability or infringement of any patent) that is not settled by mutual consent shall be finally settled only by binding arbitration. Such arbitration shall be conducted in accordance with the Rules of the American Arbitration Association and shall be held in Palo Alto, California. The arbitration shall be conducted by one neutral arbitrator, who shall be a former U.S. district court or California state court judge.

(b) Discovery. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the parties must expend for discovery; provided, however, that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

(c) Costs. The costs of the arbitration including administrative and arbitrator’s fees, shall be shared equally by the parties and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration.

(d) Timing. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrator or such other reasonable period as the arbitrator determine in a written opinion. Any arbitration subject to this Section 10.7 shall be completed within one (1) year from the filing of notice of a request for such arbitration.

(e) Decision. Subject to duties under applicable securities laws and Nasdaq or NYSE listing requirements, the arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other parties. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator. Any award of the arbitrator may be entered in a court of competent jurisdiction for a judicial recognition of the decision and an order of enforcement.

(f) Remedies. Pending the appointment of the arbitrator or pending the arbitrator’s determination of the merits of the controversy, any party may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights or property of that party.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Pioneer may assign any of its rights and delegate any of its obligations hereunder to DuPont or any other direct or indirect subsidiary of DuPont. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.9 Third Party Beneficiaries. Except as provided by Section 8.7, nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

Section 10.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.11 Extension; Waiver. The parties hereto, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

IN WITNESS WHEREOF, Pioneer, Sub and Maxygen and Verdia have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

VERDIA, INC.		MAXYGEN, INC.

By:	/s/ John Bedbrook	By:	/s/ Russell J. Howard
Title:	President	Title:	Chief Executive Officer

TANGO MERGER SUB, INC.		PIONEER HI-BRED INTERNATIONAL, INC.

By:	/s/ William S. Niebur	By:	/s/ James Miller
Title:	Vice President	Title:	Vice President

EXHIBITS

Exhibit A	Form of Assumption Agreement

Exhibit B	Form of Amendment No. 2 to MaxyAg License Agreement

Exhibit C	Form of Transitional Services Agreement

Exhibit D	Form of Termination of Services Agreement

The Registrant shall furnish a copy of any of the exhibits referred to above to the Commission upon request.

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